Nick Health

Cancer is rising. Billions are spent, yet patients are overwhelmed, and outcomes fall short. Backed by the world's top oncologists, Nick Health empowers patients, providers, and payers, delivering 24/7 instant expert access for complete cancer care through a globally scalable B2B/B2C model.


Raising the Bar in
Cancer Care
Nick Health
One-Stop Oncology Platform

Invest

$105 minimum investment

DEADLINE: December 5, 2025

in 3 months

SHARE PRICE
$7.50

TOTAL RAISED ON NETCAPITAL
$0

TOTAL RAISED THIS ROUND
$0

VALUATION THIS ROUND
$33,750,000

Reg CF offering provided by Netcapital Funding Portal Inc.

INTRODUCTION

Cancer is the defining health crisis of our time.

Nearly every family is affected. And yet only a minority of patients globally receive optimal care. Nick Health is reimagining the cancer journey with a new kind of system: global, intelligent, and deeply human.

For Dr. Sadrzadeh, this mission is personal.

For Dr. Sadrzadeh, this mission is personal. He lost his grandfather in Iran not just to cancer, but to a lack of access. Years later, as a young doctor, he diagnosed his wife, now a survivor and Nick Health's co-founder, with lymphoma.

He was trained and has worked at top Universities and hospitals like Harvard University, when he realized that even in some of the best cancer centers in the world, patients still feel lost, uninformed, and unsupported. It wasn't just a problem in developing countries; it is everywhere.

These experiences shaped his life's work: bringing world-class, whole-person cancer care to anyone, anywhere.

What began as a personal mission is now a scalable, tech-enabled platform poised to transform cancer care globally. We're building the infrastructure for a new era of cancer support, accessible at the tap of a finger.


21
Results
Hossein

SUCCESS TO DATE

- **Achieved early traction** with patients across multiple continents, including North America, South America, and the Middle East
- Generating **more than 200 qualified leads** with an 11 percent conversion rate in less than 2 months
- Initiated **partnership** discussions with major payors in Brazil, Canada, and the Middle East to expand access and reimbursement pathways
- Assembled a **world-class clinical advisory team** that includes former leaders from Harvard, Dana-Farber, and other top-tier health systems
- Successfully closed an **initial friends and family funding round** to support product development and early traction
- Developed a proprietary **cancer risk stratification tool** to support employers and insurers
- **Featured** in early PR campaigns and podcasts, building brand credibility pre-launch

We are in active discussions with Nick Health to integrate their innovative cancer support platform into our offerings. Their unique model has the potential to significantly enhance outcomes, improve member experience, and reduce long-term costs, making this a highly strategic opportunity.

Gotodoctor.ca
By Enhanced Care

We are in discussions for a potential partnership with Nick Health to bring their world-class cancer support services to our members. We find their personalized, tech-enabled model to be a timely and impactful next-generation solution.

Unimed Paraná

PROBLEM

Every two seconds, someone in the world hears the words: "You have cancer." Behind that diagnosis is a human being navigating a system that feels cold, fragmented, and overwhelmingly complex.

The Emotional Reality of Cancer Care

For patients, cancer often means:

- **Uncertainty** about what's next
- **Limited guidance** through life-altering decisions
- **Emotional exhaustion** from fragmented care
- **Long waits** begin treatment or even to see a cancer specialist
- **Isolation** without accessible, culturally sensitive support


Cancer Is More than a Diagnosis
It's:
Uncertainty
Limited Guidance
Feeling Lost
Long Waits
Emotional Strain
Barriers to Standard Care
Lack of Access to Support

Up to 60% of patients experience clinical anxiety or depression, while the **majority report feeling overwhelmed** by their care journey. And that's not just a personal crisis. It's a system-wide emergency.

A Rapidly Escalating Global Burden

- 20 million new cancer cases in 2022
- Projected to hit 30 million by 2040
- 1 in 2 people will face cancer in their lifetime
- Oncology wait times average 29.6 days (longer in underserved areas)

Cancer care today is overwhelmed by rising demand, emotional strain, and fragmented systems that leave patients and providers struggling. Solving this crisis requires a unified, compassionate, and coordinated approach that places people at the center of care.

Global Cancer Care Pain Points for

- Payers
- Providers
- Corporations

- Skyrocketing Care Costs
- Unnecessary and Duplicative Care
- Poor Guideline Adherence
- Limited Access to Second Opinions
- Culturally Inappropriate Care Models
- Weak Patient Support Systems
- Delays in Quality Care Access
- Rising System Capacity Strain
- Poor Care Coordination
- Limited Support Service Capacity
- Limited Access to Clinical Trials
- Unaddressed Mental Health Needs

SOLUTION

24/7 Comprehensive, Multidisciplinary, and Culturally Aligned Cancer Support , Delivered Worldwide by Dedicated Teams Led by World's Top Cancer Specialists Throughout The Patient Journey



Solving the Global Cancer Crisis for Patients and the Healthcare System

Nick Health delivers fast, expert, and compassionate cancer care, wherever patients are, whenever they need it.

We provide 24/7 comprehensive, multidisciplinary, and culturally aligned cancer support, delivered worldwide by dedicated teams led by the world's top cancer specialists throughout the patient journey.

Nick Health isn't just built for patients. We're solving critical challenges for payers, providers, and corporations struggling under the weight of a growing cancer burden. Healthcare is shifting from paying for procedures to paying for results. Value-based care rewards providers who improve patient outcomes while reducing costs - exactly what Nick Health delivers. Insurers and employers need platforms that prove measurable value, not just services. The timing is perfect as this transition accelerates.

Nick Health delivers a fully integrated, doctor-led cancer support platform that connects patients instantly to expert care, reducing uncertainty and emotional distress.

We provide rapid consultations with top oncologists, personalized navigation, second opinions from global leaders, and culturally aligned, multilingual support. Our multidisciplinary team addresses the whole person—offering mental health, nutrition, and 24/7 human support. We match patients to cutting-edge clinical trials, deliver proactive cancer risk assessments, and enable access to world-class care anywhere in the world. It's the right care, at the right time, with the right experts—every step of the way.

At Nick Health, we aim for something deeper than service; we build emotional connection and trust. We help people feel empowered, in control, and deeply supported during the hardest time of their lives.

As one caregiver told us: *"Nick Health gave us clarity, comfort, and a plan,when everything felt impossible."*

Here's how we address the biggest pain points in cancer care:



Reduce Care Fragmentation

Continuous care coordination across all providers to ensure a seamless patient journey



Culturally-Aligned, Multilingual Care

Dedicated culturally sensitive team to build trust and improve engagement



Clinical Trial Education & Matching

Access to innovative, cutting-edge therapies and clinical trials.



Reduce Cancer Care Costs

Avoiding unnecessary treatments, tests, and preventable hospitalizations, while delivering value-based care



Comprehensive Whole-Person Support

24/7 access to a mental health, nutrition, and social support from day one



Reduce System Capacity Strain

Extending care capacity by delivering virtual oncology services globally, reducing the burden on local systems


GUIDELINE

Improve Guideline Adherence

Guided by top oncologists who follow the latest evidence-based cancer care protocols



Eliminate Wait Times

Virtual world-class consults within 7 days and live support within 2 minutes dramatically reducing wait times



Enhance Care Coordination

Dedicated Physician as Captain of the Care and advocate to ensure provider alignment and clear care plans



Improve Access to Expertise

Second Opinions from top cancer leaders


CORE VALUES

Advance Value-Based Care Goals

Improving outcomes, reduces total cost of care, and delivers measurable value



Enable Global Access and Mobility

Care across borders for international and mobile populations

OUR BUSINESS MODEL

Nick Health operates a hybrid B2B and B2C model, designed to generate scalable, recurring revenue while transforming how cancer care is delivered, accessed, and experienced worldwide.

B2B: Strategic Partnerships with Insurers, Employers, and Providers

We plan to partner with health insurers, employers, corporates, hospitals, and clinics to offer Nick Health as a high impact benefit. We believe our model is highly desirable to payers and organizations seeking to control cancer-related costs, reduce absenteeism, and improve employee health outcomes.

Using our AI-enabled risk assessment tool, we identify individuals at high risk for cancer and provide personalized prevention and early detection plans, helping catch cancer sooner, when outcomes are better and treatment costs are lower.

Our core revenue comes from:

- **PMPM (Per Member Per Month)** Providing predictable, recurring revenue and easy integration into insurance and employee benefit plans
- **Case Rate Packages** Fixed fee, cancer support packages that simplify contracting and deliver comprehensive value
- **Value Based Contracts** Including shared savings and bundled payment models that align financial incentives with better outcomes

We also support hospitals and cancer centers with clinical trial recruitment, capacity expansion, and navigation support.

B2C: Direct to Consumer Services

For individuals and families, Nick Health offers personalized, tech enabled cancer support that reduces confusion, emotional distress, and delays.

- **Subscription based Memberships** (our Cancer Confidence Plan) provide 24/7 access to expert navigation, personalized care plans, prevention guidance, and emotional support
- **Fee for Service Options**, including second opinions, coaching, and clinical trial matching

Our dual approach allows us to drive adoption through institutional partners while building a strong direct relationship with patients and caregivers globally.



Business Models
Health Insurances
Per Member Per Month
Case Rate Model
Value-Based Contracts
Shared Savings Programs
Bundled Payments
Corporates
Per Employee Per Month as Part of Wellness Program
Employee Benefit
Added Value for Life Insurance
Hospitals & Clinics
Bundled Payments for Comprehensive Cancer Support Program
Value-Based Contracts
Referral Partnerships , Pay Per Referrals
Fee for Service
Clinical Trial Recruitment
Individuals
Subscription / Membership for the Cancer Confidence Plan
Fee for Service

> **"The global oncology market size accounted at USD 225.01 billion in 2024 and is expected to reach around USD 668.26 billion by 2034, expanding at a CAGR of 11.50% from 2025 to 2034."**
>
> ---
> *Precedence Research*

MARKET

Global Market

Target Market Size: ~500 million lives, which includes:

- 200M with private or employer-sponsored health insurance
- 300M employees in large/mid-size companies globally
- 20M new cancer patients annually
- 10M high-income D2C users

TAM: Estimated at $160B/year, calculated as 500M lives × ~$325 average revenue per user (ARPU), based on a blended B2B and B2C model.

SOM: Modeled at 0.3% to 1.5% penetration, resulting in potentially 1.5M–7.5M reachable lives within 3–5 years.

SOM Potential Revenue: $500M – $2.5B/year using the same $325 ARPU.

Brazil + Canada Market

Target Market Size: Estimated at 50M lives total:

- Brazil: ~35M privately insured (ANS 2024)
- Canada: ~15M with supplemental/extended private insurance (StatCan 2023)

TAM: $16B (50M × $325 ARPU)

SOM Potential Revenue: $50M – $250M/year

Calculation Details

Blended ARPU ($325) includes a mix of:

- PMPM or case-based payments from insurers/employers
- Subscription or fee for service D2C
- Bundled payments and referral-based fees from hospitals

Penetration rates (0.3%–1.5%) are standard in early-stage digital health modeling, reflecting potential achievable growth with strategic partnerships (e.g., Unimed in Brazil, private insurers/employers in Canada).

	Market (Global)	Market (Brazil + Canada)
Target Market Size (Lives)	500M	50M
Total Addressable Market (TAM)	$160B	$16B
Serviceable Obtainable Market (SOM) (0.3%-1.5% Penetration)	1.5M – 7.5M Lives	150K – 750K Lives
SOM Revenue (Blended)	$500M – $2.5B	$50 M – $250 M

Our estimates



Market Landscape
Comprehensive and Personalized
Fragmented and Generic
Local/ Regional Access
Global Access
color
Jasper
Thyme Care
OncoHealth
maia ONCOLOGY
Perci HEALTH
Careology
access hope
SUMMUS
MASSIVEBIO
Teladoc HEALTH

Services	Nick Health	color	SUMMUS	Thyme Care	Jasper	OncoHealth	Perci HEALTH
Doctors as Point of Contact and Navigators	✓	✗	✗	✗	✗	✗	✗
Instant Connect with Cancer Support Doctor (under 2 min)	✓	✗	✗	✗	✗	✗	✗
Fast Track World-Class Oncology Consultation (in Under a Week)	✓	✗	✗	✗	✗	✗	✗
Multidisciplinary Support (Mental Health, Nutrition and more)	✓	✗	✗	✗	✗	✗	✗
World Though Leader Second Opinions	✓	✗	✗	✗	✗	✗	✗
Culturally Aligned Multi-Lingual Support	✓	✗	✗	✗	✗	✗	✗
Prevention and Risk Assessment	✓	✓	✗	✗	✗	✗	✗
International Access	✓	✓	✓	✗	✗	✗	✗
Personalized Cancer Coaching	✓	✗	✓	✓	✓	✓	✓
Continuous Care Team (Same Team Follow up)	✓	✗	✓	✓	✓	✗	✓
24/7 Support	✓	✗	✗	✓	✓	✓	✓
Clinical Trial Education and Matching	✓	✓	✗	✓	✓	✓	✗

Comparable Industry Benchmarks

color	Thyme Care	OncoHealth
$4.6B	$480M	~$500M -$1B (Acquired)

Sources: 1, 2

PRESS

- **Yahoo Finance**
  Nick Health Launches First Global Digital Cancer Care Platform Offering 24/7 Access to World-Class Oncologists
- **Market Watch**
  Nick Health Launches First Global Digital Cancer Care Platform Offering 24/7 Access to World-Class Oncologists
- **StreetInsider**
  Nick Health Launches First Global Digital Cancer Care Platform Offering 24/7 Access to World-Class Oncologists
- **Meditechtoday**
  Former Harvard Oncologist Launches Global Digital Platform to Transform Cancer Care Access
- **The Influential**
  Former Harvard Oncologist's Startup Makes Expert Cancer Care Accessible 24/7
- **AccessNewswire**
  Nick Health Launches First Global Digital Cancer Care Platform Offering 24/7 Access to World-Class Oncologists

TEAM



Dr. Hossein Sadrzadeh, M.D.

Co-founder & CEO

Dr. Hossein Sadrzadeh is an internationally recognized hematologist-oncologist and visionary leader committed to raising the global standard of cancer care. As Co-founder and CEO of Nick Health, he is pioneering a personalized, accessible model of cancer support that transcends borders.. He has held clinical and research roles at leading institutions, including Harvard, Massachusetts General Hospital, Dana-Farber Cancer Institute, and Boston University, where he was involved in groundbreaking cancer research. He has numerous publications, including in leading journals such as Blood, Journal of Clinical Oncology, and Cancer.



Dr. Zhaleh Alipour, Ph.D.

Co-Founder

Zhaleh Alipour, PhD, is the Chief Product Officer at Nick Health and a renowned expert in holistic and spiritual psychology. A graduate of Pennsylvania State University holding a PhD in Clinical Psychology, she leads the development of patient-centered, empathetic solutions that address the emotional and psychological needs of cancer patients. Internationally recognized for blending mysticism with modern psychology, she is also the creator of the widely acclaimed Didare Jaan program and a celebrated podcaster, writer, and researcher.



Prof. Lillie D. Shockney, RN.

Healthcare Advisor

Prof. Lillie D. Shockney, RN, is a globally recognized leader in cancer navigation, survivorship, and patient-centered care, and holds the title of University Distinguished Service Professor of Breast Cancer at Johns Hopkins School of Medicine—the only nurse in the institution's history to receive this honor. A two-time breast cancer survivor, she has authored over 30 books and 350 articles, co-founded the Academy of Oncology Nurse & Patient Navigators (AONN+), and serves on 18 medical advisory boards. She co-developed the nationally adopted Work Stride: Managing Cancer at Work program and was featured in the 2023 documentary "Lillie Shockney: Breakthrough Women in Science and Medicine." With more than 62 awards, including national lifetime achievement honors, she continues to shape the future of cancer care through advocacy, innovation, and education.



Shervin Kamalian MD, MMSc

Healthcare Startup Advisor

Dr. Shervin Kamalian, MD, MMSc, is a Harvard-trained physician-scientist and commercialization expert who plays a key advisory role at Nick Health, guiding the company's strategy to scale globally and deliver transformative cancer solutions. With deep expertise in value proposition refinement and go-to-market planning, he helps position Nick Health at the forefront of digital oncology innovation. Trained at Massachusetts General Hospital and Harvard Medical School, and a graduate of Harvard Business School's elite Commercializing Science program, Dr. Kamalian bridges clinical insight with business acumen—ensuring Nick Health's offerings are clinically impactful and investor-ready. His ongoing work in advanced cancer imaging and startup advising makes him an invaluable asset in shaping Nick Health's future.



Pamela Frank

Director of International Services

Pamela Frank is a globally recognized healthcare strategist with over 20 years of experience driving innovation, international partnerships, and business growth across the life sciences and health-tech sectors. She has held leadership roles at top institutions including Boston Children's Hospital, Tufts Medical Center, and Children's Mercy, and has advised several life science startups. Pamela helped shape the medical travel and second opinion industry, playing a key role in establishing USCIPP and launching the first U.S. hospital PPO for international patients. A multilingual global health leader and MBA graduate of Thunderbird, she continues to advise nonprofits and organizations across 30+ countries, bringing a bold, strategic vision to healthcare innovation.



Robert Boyer

Associate Advisor

Robert Boyer is a seasoned healthcare executive with over two decades of experience driving revenue growth, building high-performing teams, and leading strategic business development. He has held senior leadership roles at organizations like Captive Resources, Summus Global, and DayTwo, where he implemented innovative solutions to improve healthcare access, outcomes, and cost control. Bob`s expertise spans sales leadership, strategic partnerships, and go-to-market strategy, serving both major corporations and early-stage startups across the digital health landscape. With degrees in Finance and Healthcare Law, he brings a powerful blend of business acumen and industry insight to every initiative he leads.





John Morris

Business Development

John Morris is a seasoned healthcare executive with a proven track record in strategic planning, business development, and enterprise growth across providers, payers, and private equity. He has led high-impact initiatives at firms like Oliver Wyman, Hinge Health, and iNaira Healthcare, driving transformation through data, automation, and cross-sector alignment. With a unique blend of consulting and operational leadership, John excels at bridging strategy and execution to deliver measurable results in complex healthcare environments. A global leader and MBA graduate of Thunderbird, he has conducted business in over 35 countries and brings a powerful mix of innovation, cultural fluency, and mission-driven leadership to every role.

Payam Ghaderi

Program Manager

Payam leads strategic projects and digital health solutionsat at Nick Health, driving the integration of tech platforms that enhance patient experience and streamline operations. He ensures every initiative aligns with the company's mission, delivering results on time and with precision. With strong cross-functional leadership and deep technical insight, Payam bridges innovation and execution to improve care and internal workflows.


FOLEY HOAG LLP
HARVARD MEDICAL SCHOOL
MD Anderson Cancer Center
hm hospitales
BU Boston University School of Medicine
Duke University School of Medicine
University Hospitals
JOHNS HOPKINS
University of Colorado Cancer Center
Dana-Farber Cancer Institute
UPMC
UCLA Health
UNIVERSITY OF TORONTO
université BORDEAUX
Cleveland Clinic
MOFFITT CANCER CENTER
KU KANSAS
UChicago Medicine
LEON BERARD
Mass General Brigham

INVESTOR INVITATION

We're raising capital as global cancer incidence accelerates and healthcare costs spiral out of control. Early investors join us before major health systems and pharmaceutical companies recognize this shift and drive up valuations. You get exposure to a market that will quadruple in size while building something that genuinely matters.

At Nick Health, our mission isn't just about building a profitable healthcare platform, it's about rewriting the story of how people face cancer. Every investor, whether directly or indirectly, has been touched by cancer. It's deeply personal. It's emotional. It's the call no one wants to receive. We're stepping in to help at the moment when clarity, compassion, and competent care matter most.

The next decade belongs to healthcare companies that combine clinical excellence with human compassion. Nick Health delivers both at scale, creating sustainable competitive advantages that compound over time. Your capital fuels expansion into new markets while establishing the gold standard for cancer care worldwide.

USE OF PROCEEDS

If the offering's maximum amount of $1,234,500 is raised:

Use	Value	% of Proceeds
Team Expansion & Regional Hiring	$370,350	30.0%
Technology Development	$246,900	20.0%
Marketing & Business Development	$185,175	15.0%
Regulatory, Legal, and Compliance	$123,450	10.0%
General Operations & Working Capital	$185,175	15.0%
Contingency & Reserves	$62,960	5.1%
Intermediary fees	$60,491	4.9%

TERMS

This number includes all funds raised by the Company in this round on Netcapital. This is an offering of Common Stock, under registration exemption 4(a)(6), in Nick Health Inc.. This offering must reach its target of at least $10,000 by its offering deadline of December 5, 2025 at 11:59pm ET. If this offering does not reach its *target* by the offering deadline, then your money will be refunded.

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

4,664,600 shares
× $7.50 per share

$34,984,500 implied valuation

FINANCIALS

These financial statements have been reviewed by an independent Certified Public Accountant.

CPA review letter

SEC FILINGS

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

Latest Offering Statement

We're also required to share links to each of the SEC filings related to this offering with investors.

- Form C on August 11, 2025

UNDERSTAND THE RISKS

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

MORE INFO

- Website
- LinkedIn
- Facebook

UPDATES

Aug 11, 2025 • Filed Form C

ASK A QUESTION

Proofread your comment before submitting: once it's posted, you can't edit or delete it. Investors are advised to review our Discussion Board Policy before submitting a comment. For the fastest help with the web site, email help@netcapital.com instead of commenting.

Type your question or comment here

Post